Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Appoints Don Daniels Senior Vice President and Controller

STAMFORD, Conn., July 7, 2014 – Frontier Communications (NASDAQ: FTR) announced that Donald W. Daniels, Jr. joined the company today as Senior Vice President and Controller and will serve as its designated principal accounting officer. Mr. Daniels reports to John M. Jureller, Executive Vice President and Chief Financial Officer, and is based at corporate headquarters in Stamford, Connecticut.

Mr. Jureller stated, “Don brings strong leadership skills and proven public company experience to our finance organization. His expertise will enhance Frontier’s reporting and analysis and overall capabilities as we complete our acquisition of AT&T's residential and business wireline voice and broadband operations, statewide fiber network and U-verse video customers in Connecticut  later this year.

“Don’s 20 years of leading and developing high-performing organizations, managing accounting and transaction processing functions, executing external audit and reviews, along with his knowledge of the ever-changing reporting environment make him extremely qualified to lead Frontier’s accounting and reporting operation,” Mr. Jureller added.

Most recently, Mr. Daniels was Corporate Controller and Chief Accounting Officer of JetBlue Airways Corp. since May 2009 and its Vice President and Controller since October 2007, responsible for the airline's accounting and tax functions.  He joined JetBlue in 2002 as Director and served as Assistant Controller, Financial Accounting and Reporting.  Before joining JetBlue, he was General Manager, Financial Reporting at Delta Air Lines and a Senior Auditor at Deloitte & Touche.  Mr. Daniels is a veteran of the U.S. Army.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 27 states. Frontier's approximately 13,700 employees are based entirely in the United States. More information is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

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